Exhibit 99.2

 Frequently Asked Questions about Cohesant's Sale of its GlasCraft Subsidiary



Q: I own Cohesant Technology shares, either in my 401K or in a brokerage account, what happens to these Cohesant Technologies shares?

A: Cohesant had recently consolidated all of its infrastructure protection and renewal operations under the umbrella of its CIPAR subsidiary. As part of the sale of GlasCraft, Cohesant will spin-off its CIPAR subsidiary by declaring a taxable dividend of one share of CIPAR for each share of Cohesant common stock outstanding. The resulting public company, which will initially be registered under the Securities Exchange Act and will be quoted on the over-the-counter market, will be known as Cohesant Inc.

      At the closing, you will receive cash and a share of "new" Cohesant for every Cohesant share that you own at the time of Closing, including Cohesant shares held in your 401K account. The cash amount will be at least $9.05 and may be as much as $9.55 cents per share.

      The share of "new" Cohesant will have a value for tax purposes, and after closing the public market will establish a fair market value for the share of "new" Cohesant. Nobody can know for sure what this fair market value will be, but Cohesant has received an opinion from investment bankers that the value of CIPAR for tax purposes is $6.6 million dollars. This means that as a minimum, the share of "new" Cohesant represents $1.79 per share of taxable income.


Q.    Will the "new" Cohesant be a public Company?

A: Yes. At the Closing, "new" Cohesant will be an SEC registered company which will trade on the over-the-counter market. This new public company will consist only of the consolidated infrastructure renewal and protection businesses, RLS, CuraFlo Franchising, CuraFlo Services and Cohesant Materials.

Q: Am I getting a share of "new" Cohesant in addition to the minimum $9.05 per share cash payment?

A: Yes. The fair market value of the "new " Cohesant share will be determined by the public market, but the tax value for the spin-off has been determined to be $6.6 million. Additional information relevant to the valuation of the shares will be included in the Proxy Statement.

Q:    What businesses are included in the spin-off as part of "new" Cohesant?

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 A:   All of the businesses in Cohesant's two other subsidiaries, CIPAR Inc.
      and Cohesant Materials Inc. will be part of the spin-off.

Q:    When will there be more information regarding the Transaction?
A: In connection with the proposed merger with Graco Inc, the Company will file a proxy statement with the SEC. Stockholders and investors are advised to read the proxy statement when it becomes available because it will contain important information about the merger and the Company. Stockholders and investors may obtain a free copy of the proxy statement (when available) and other documents filed by the Company with the SEC at the SEC's web site at www.sec.gov or on the Cohesant Website.

Q: Will Morris Wheeler be the CEO of Cohesant following the transaction? Will Rob Pawlak be the CFO? Will Mort Cohen be the Chairman? Will the Board of Directors change?

A: It is currently anticipated that Morris H. Wheeler will serve as CEO of "new" Cohesant Inc. and the rest of the Cohesant management team will be largely unchanged. Additional details regarding the transaction will be disclosed in the Proxy Statement.

Q:    Will Cohesant Headquarters remain in Indianapolis?

A: Cohesant corporate headquarters will move from Indianapolis to Beachwood, OH at the Closing. As a result, we will relocate to Cleveland many functions currently located in Indianapolis. In addition, the agreement with Graco specifies that certain Cohesant employees will remain with the GlasCraft business. We will be discussing relocation on a case by case basis with affected
      employees.   This relocation of headquarters will not affect employees
      at our business unit offices outside of Indianapolis.

In connection with the proposed merger with Graco Inc, the Company will file a proxy statement with the SEC. Stockholders and investors are advised to read the proxy statement when it becomes available because it will contain important information about the merger and the Company. Stockholders and investors may obtain a free copy of the proxy statement (when available) and other documents filed by the Company with the SEC at the SEC's web site at www.sec.gov or on the Cohesant Website.